Exhibit 4.2

[Face of  Note]

CUSIP: 043436AF1
ISIN: US043436AF15
CUSIP for unrestricted notes:
ISIN for unrestricted notes:

3.00% Senior Subordinated Convertible Notes due 2012

No. [1]		$
ASBURY AUTOMOTIVE GROUP, INC.

promises to pay to                            , or registered assigns, the principal sum of                   Dollars on September 15, 2012.

Interest Payment Dates:  March 15 and September 15 of each year until maturity and the Maturity Date

Record Dates:  March 1 with respect to March 15 Interest Payment Dates, September 1 with respect to September 15 Interest Payment Dates and September 15, 2012 with respect to interest payable at maturity.

Dated:

ASBURY AUTOMOTIVE GROUP, INC.

By:
Name:
Title:

This is one of the Notes referred to in the within mentioned Indenture:

Dated:

THE BANK OF NEW YORK,

As Trustee

By:
Authorized Signatory

[Back of Note]

3.00% Senior Subordinated Convertible Notes due 2012

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.             INTEREST.  Asbury Automotive Group, Inc., a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at 3.00% per annum from March 16, 2007 until maturity and shall pay the Special Interest payable pursuant to Section 2 of the Registration Rights Agreement referred to below. The Company will pay interest and Special Interest semi-annually in arrears on March 15 and September 15 of each year and on maturity, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be September 15, 2007. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal from time to time on demand at a rate that is 1% per annum in excess of the rate then in effect; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Special Interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2.             METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest) and Special Interest to the Persons who are registered Holders of Notes at the close of business on (i) the 1st of March next preceding each March 15 Interest Payment Date; (ii) the 1st of September next preceding each September 15 Interest Payment Date; and (iii) September 15, 2012 with respect to interest payable at maturity even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, Special Interest, if any, and interest at the office or agency of the Company maintained for such purpose within the City and State of New York, or, at the option of the Company, payment of interest and Special Interest, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds will be required with respect to principal of, and interest and Special Interest, if any, on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3.             PAYING AGENT AND REGISTRAR. Initially, The Bank of New York, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

4.             INDENTURE. The Company issued the Notes under an Indenture dated as of March 16, 2007 (“Indenture”) between the Company, the Guarantors specified therein and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Company shall be entitled to issue additional Notes pursuant to Section 2.14 of the Indenture.

5.             REPURCHASE AND CONVERSION. In any case where any Designated Event Repurchase Date or the last date on which a Holder has the right to convert his Notes shall not be a Business Day, then (notwithstanding any other provision of the Indenture or of the Notes) conversion of the Notes need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Designated Event Repurchase Date or on such last day for conversion, provided that no interest shall accrue for the period from and after such Designated Event Repurchase Date. Notwithstanding the foregoing, the right to convert a Note shall cease at the close of business on the third Scheduled Trading Day immediately preceding the Maturity Date.  Subject to the provisions of the Indenture, upon the occurrence of a Designated Event, the Holder has the right, at such Holder’s option, to require the Company to repurchase all of such Holder’s Notes or any portion thereof (in principal amounts of $1,000 or integral multiples thereof) on the Designated Event Repurchase Date at a price equal to 100% of the principal amount of the Notes such Holder elects to require the Company to repurchase, together with accrued and unpaid interest to but excluding the Designated Event Repurchase Date, unless such Designated Event Repurchase Date falls after a Regular Record Date and on or prior to the corresponding Interest Payment Date, in which case the Company shall pay the full amount of accrued and unpaid interest payable on such Interest Payment Date to the Holder of record at the close of business on the corresponding Regular Record Date. The Company or, at the written request of the Company, the Trustee shall mail to all Holders of record of the Notes a notice of the occurrence of a Designated Event and of the repurchase right arising as a result thereof after the occurrence of any Designated Event, but on or before the 10th calendar day following such occurrence.

Subject to the provisions of the Indenture, the Holder hereof has the right, at its option, on and after June 15, 2012, or earlier upon the occurrence of certain conditions specified in the Indenture and prior to the close of business on the third Scheduled Trading Day immediately preceding the Maturity Date, to convert any Notes or portion thereof which is $1,000 or an integral multiple thereof, into cash and, if applicable, shares of Common Stock or Reference Property, in each case at the Conversion Rate specified in the Indenture, as adjusted from time to time as provided in the Indenture, upon satisfaction of certain requirements set forth in the Indenture, including the surrender of this Note, together with a Notice of Conversion, a form of which is contained under Exhibit A of the Indenture, as provided in the Indenture and this Note, to the Company at the office or agency of the Company maintained for that purpose, or at the option of such Holder, the Corporate Trust Office of the Trustee, and, unless the shares of

Common Stock or Reference Property, as the case may be, issuable on conversion are to be issued in the same name as this Note, duly endorsed by, or accompanied by instruments of transfer in form satisfactory to the Company duly executed by, the Holder or by his duly authorized attorney. The initial Conversion Rate shall be 29.4172 shares of Common Stock for each $1,000 principal amount of Notes. No fractional shares of Common Stock or Reference Property, as the case may be, shall be issued upon any conversion, but an adjustment in cash shall be paid to the Holder, as provided in the Indenture, in respect of any fraction of such share which would otherwise be issuable upon the surrender of any Note or Notes for conversion. No adjustment shall be made for dividends or any such shares issued upon conversion of such Notes except as provided in the Indenture.

6.             MANDATORY REDEMPTION.

The Company shall not be required to make mandatory redemption payments with respect to the Notes.

7.             ADDITIONAL RIGHTS OF HOLDERS OF RESTRICTED GLOBAL NOTES AND RESTRICTED DEFINITIVE NOTES. In addition to the rights provided to Holders of Notes under the Indenture, Holders of Restricted Global Notes and Restricted Definitive Notes shall have all the rights set forth in the Registration Rights Agreement dated as of March 16, 2007, between the Company and the parties named on the signature pages thereof (the “Registration Rights Agreement”).

8.             [Reserved].

9.             DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes surrendered for conversion or during the period between a record date and the corresponding Interest Payment Date.

10.           PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

11.           AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture, the Subsidiary Guarantees or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes, voting as a single class, and any existing default or compliance with any provision of the Indenture, the Subsidiary Guarantees or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes, voting as a single class. Without the consent of any Holder of a Note, the Indenture, the Subsidiary Guarantees or the Notes may be amended or supplemented to cure any ambiguity, defect or inconsistency or to make a modification of a formal, minor or technical nature or to correct a manifest error, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company’s or Guarantor’s obligations to Holders of the Notes in case of a merger or consolidation or sale of all or substantially all of the Company’s assets, to add Guarantees with respect to the Notes or to secure the Notes, to add to the covenants of the Company or any Guarantor for the benefit of the Holders of the Notes or surrender any right or power conferred upon the Company or any Guarantor, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act, to evidence and provide for the acceptance and appointment under the Indenture of a successor trustee pursuant to the requirements thereof, or to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture.

12.           DEFAULTS AND REMEDIES. Events of Default include: (i) default for 30 days in the payment when due of interest on, or Special Interest, if any, with respect to, the Notes, whether or not prohibited by Article 10 of the Indenture; (ii) default in payment when due of principal of the Notes when the same becomes due and payable at maturity, upon redemption (including in connection with an offer to purchase) or otherwise, whether or not prohibited by Article 10 of the Indenture; (iii) failure by the Company to comply with the Conversion Obligation as that term is defined in the Indenture; (iv) failure by the Company to comply with Section 5.01 of the Indenture; (v) failure by the Company to comply in any material respect with its notice requirements under or Section 13.01(b) through (d) or Section 14.01(b) of the Indenture when due; (vi) failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to the Company by the Trustee or the Holders of at least 25% in principal amount of the Notes (including Additional Notes, if any) then outstanding voting as a single class to observe or perform any covenant or agreement in the Indenture; (vii) default under certain other agreements relating to Indebtedness of the Company or any of its Restricted Subsidiaries, which default is caused by a failure to pay principal at its stated final maturity (after giving effect to any applicable grace period provided in such Indebtedness) (a “Payment Default”) or results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15.0 million or more; (viii) certain final judgments for the payment of money that remain not paid, discharged or stayed for a period of 60 days, provided that the aggregate of all such not paid, discharged or stayed judgments exceeds $15.0 million; (ix) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries that are, alone or in combination, Significant Subsidiaries as specified in clauses (j) and (k) of Section 6.01 of the Indenture; and (x) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor or any Person acting on its behalf shall deny or disaffirm its obligations under such Guarantor’s Subsidiary Guarantee. If any Event of Default (other than an Event of Default specified in clause (j) or (k) of 6.01 of the Indenture with respect to the Company or any of its Restricted Subsidiaries that are, alone or in combination, Significant Subsidiaries) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Upon any such declaration the Notes shall become due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency as specified in clauses (j) and (k) of Section 6.01of the Indenture with respect to the Company or any of its Restricted Subsidiaries that are, alone or in combination, Significant Subsidiaries, all outstanding Notes will become due and payable immediately without further action or notice. Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal of, or interest on, any Note) if and so long as a committee of its Responsible Officers in good faith determines that withholding notice is in the interests of the Holders of the Notes. The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under the Indenture except a continuing Default in the payment of principal of, Special Interest, if any, or interest on, the Notes (other than non-payment of principal of or interest on or Special Interest, if any, on the Notes that become due solely because of the acceleration of the Notes) (provided that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration). The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

13.           TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

14.           NO RECOURSE AGAINST OTHERS. A director, officer, employee, incorporator or stockholder, of the Company, as such, shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

15.           AUTHENTICATION. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

16.           ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

17.           [Reserved].

18.           CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement. Requests may be made to:

Asbury Automotive Group, Inc.

622 Third Avenue, 37th Floor

New York, New York 10017

Attention: Chief Financial Officer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s Social Security or Tax Identification Number)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*                   Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Note Custodian

NOTICE OF CONVERSION

The undersigned Holder of this Note hereby irrevocably exercises the option to convert this Note, or any portion of the principal amount hereof (which is $1,000 or an integral multiple of $1,000 in excess thereof, provided that the unconverted portion of such principal amount is $1,000 or any integral multiple of $1,000 in excess thereof) below designated, into cash and, if applicable, shares of Common Stock or Reference Property in accordance with the terms of the Indenture referred to in this Note, and directs that such shares, together with a check in payment for any fractional share and any Notes representing any unconverted principal amount hereof, be delivered to and be registered in the name of the undersigned unless a different name has been indicated below. If shares of Common Stock, Reference Property or Notes are to be registered in the name of a Person other than the undersigned, (a) the undersigned shall pay all transfer taxes payable with respect thereto and (b) signature(s) must be guaranteed by an Eligible Guarantor Institution with membership in an approved signature guarantee program pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934. Any amount required to be paid by the undersigned on account of interest accompanies this Note.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

If shares or Notes are to be registered in the name of a Person other than the Holder, please print such Person’s name and address:

(Name)

(Address)

Social Security or other Identification Number, if any

[Signature Guaranteed]

If only a portion of the Notes is to be converted, please indicate:

1.             Principal amount to be converted: $

2.             Principal amount and denomination of Notes

representing unconverted principal amount to be issued:

Amount: $                             Denominations: $

($1,000 or any integral multiple of $1,000 in excess thereof, provided that the unconverted portion of such principal amount is $1,000 or any integral multiple of $1,000 in excess thereof)